Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Green Plains Renewable Energy, Inc.:

We consent to incorporation by reference in the registration statements (File Nos. 333-163203 and 333-167292) on Form S-3, and registration statements (File Nos. 333-143147, 333-154280 and 333-159049) on Form S-8 of Green Plains Renewable Energy, Inc. and subsidiaries (the Company) to the use of our report presented herein dated March 26, 2009, with respect to the related consolidated statements of operations, stockholders’ equity, and cash flows for the nine-month transition period ended December 31, 2008, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada

March 4, 2011